Exhibit 4.22

Shareholder Voting Rights Proxy Agreement

This Shareholder Voting Rights Proxy Agreement (this “Agreement”) dated January 15, 2021, is signed by and among:

1.

Guangzhou Fangu Internet Technology L.P. Registered address: 4/F, 5/F, 6/F, 13/F, 14/F, 15/F, 16/F, Jisheng Business Center, No. 278 Xingtai Road, Shiqiao Street, Panyu District, Guangzhou Executive Partner: Guangzhou Shangying Internet Technology Co., Ltd.

2.Guangzhou Wanyin Internet Technology L.P. (together with Guangzhou Fangu Internet Technology L.P., collectively as the “Existing Shareholders”) Registered address: 4/F, 5/F, 6/F, 13/F, 14/F, 15/F, 16/F, Jisheng Business Center, No. 278 Xingtai Road, Shiqiao Street, Panyu District, Guangzhou Executive Partner: Guangzhou Shangying Internet Technology Co., Ltd.

3.Guangzhou Qianxun Internet Technology Co., Ltd. (“Company”) Registered address: 4/F, 5/F, 6/F, 13/F, 14/F, 15/F, 16/F, Jisheng Business Center, No. 278 Xingtai Road, Shiqiao Street, Panyu District, Guangzhou Legal representative: Wenxian Zhong

4.

Guangzhou Baiguoyuan Information Technology Co., Ltd. (“WFOE”) Registered address: 5/F to 13/F, West Tower, Building C, No. 274 Xingtai Road, Shiqiao Street, Panyu District, Guangzhou Legal representative: Wenxian Zhong

The parties above shall be hereinafter respectively referred to as a “Party”, collectively referred to as “Parties”.

WHEREAS:

1.The Existing Shareholders are all the present shareholder of the Company, which holds 100% shares of the Company;

2.The Existing Shareholders intend to entrust the individual designated by the WFOE with the exercise of their voting rights in the Company and the WFOE is willing to designate such individual to accept such entrustment.

THEREFORE, the Parties, after friendly consultations, hereby agree as follows:

Article 1 Voting Right Entrustment

1.1The Existing Shareholders hereby irrevocably undertake to sign a power of attorney in the form and substance as set forth in Annex 1 after execution of this Agreement to entrust the individual designated by the WFOE (hereinafter, the “Entrusted Person”) to exercise on its behalf the following rights they, as the shareholder of the Company, are entitled to under the then effective articles of association of the Company (collectively, the “Entrusted Rights”):

(a)	Proposing to convene and attending shareholders’ meetings of the Company as the representative of the Existing Shareholders according to the articles of association of the Company;
(b)

On behalf of the Existing Shareholders, exercising voting rights on all the issues needing to be discussed and resolved by the shareholders’ meetings of the Company, including but not limited to the appointment of the Company’s directors and other officers needing to be appointed and removed by shareholders;

(c)	Other shareholder voting rights as specified in the articles of association of the Company (including any other shareholder voting rights as specified in the amended articles of association); and
(d)

When the Existing Shareholders transfer the shares of the Company held by it, agrees to the transfer of assets of the Company, agrees to reduce capital contributions to the company, or accepts the WFOE or its designated party to subscribe the increased capital of the Company in accordance with the Exclusive Option Agreement signed by the parties on the same date hereof, to sign relevant share transfer agreements, asset transfer agreements (if applicable), capital reduction agreements, capital increase agreements, shareholder decisions and other relevant documents on behalf of the Existing Shareholders, and handle government approval, registration and filing procedure required for such transfer, capital reduction and capital increase.

The above authorization and entrustment are granted subject to the status of the Entrusted Person as a PRC citizen and the approval by the WFOE. Upon and only upon written notice of dismissing and replacing the Entrusted Person given by the WFOE to the Existing Shareholders, the Existing Shareholders shall promptly entrust another PRC citizen then designated by the WFOE to exercise the above Entrusted Rights, and once new entrustment is made, the original entrustment shall be replaced. The Existing Shareholders shall not cancel the authorization and entrustment for the Entrusted Person otherwise.

1.2The Entrusted Person shall perform the fiduciary obligations within the scope of authorization with due care and diligence and in compliance with laws. The Existing Shareholders acknowledge and assume relevant liabilities for any legal consequences of the Entrusted Person’s exercise of the foregoing Entrusted Rights.

1.3The Existing Shareholders hereby acknowledge that the Entrusted Person is not required to seek advice from the Existing Shareholders prior to the exercise of the foregoing Entrusted Rights. However, the Entrusted Person shall inform the Existing Shareholders in a timely manner of any resolution or any proposal on convening interim shareholders’ meeting after such resolution or proposal is made.

Article 2 Right to Information

2.1For the purpose of exercising the Entrusted Rights hereunder, the Entrusted Person is entitled to know the information with regard to the Company’s operation, business, customers, finance, staff, etc., and shall have access to the relevant materials of the Company. The Company shall adequately cooperate with the Entrusted Person in this regard.

Article 3 Exercise of Entrusted Rights

3.1The Existing Shareholders will provide adequate assistance to the exercise of the Entrusted Rights by the Entrusted Person, including timely execution of the resolutions of the shareholders’ meeting of the Company adopted by the Entrusted Person or other related legal documents when necessary (e.g., when it is necessary for examination and approval of or registration or filing with governmental departments).

3.2If at any time during the term of this Agreement, the grant or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for default of Existing Shareholders or the Company), the Parties shall immediately seek a most similar substitute for the unenforceable provision and, if necessary, enter into a supplementary agreement to amend or adjust the provisions herein, in order to ensure the realization of the purpose of this Agreement.

Article 4 Exemption and Compensation

4.1The Parties acknowledge that the WFOE shall not be requested to be liable to or compensate (monetary or otherwise) other Parties or any third party due to exercise of the Entrusted Rights hereunder by the individuals designated by it in any circumstances.

4.2The Existing Shareholders and the Company agree to indemnify and hold harmless the WFOE from and against all losses incurred or likely to be incurred by it due to exercise of the Entrusted Rights by the Entrusted Person designated by the WFOE, including without limitation, any loss resulting from any litigation, demand, arbitration or claim initiated or raised by any third party against it or from administrative investigation or penalty of governmental authorities (collectively, the “Losses”), PROVIDED THAT the above indemnity in respect of any Losses shall not be available to the WFOE to the extent that such Losses have been caused by the willful default or gross negligence on the part of the Entrusted Person.

Article 5 Representations and Warranties

5.1The Existing Shareholders hereby represent and warrant that:

(b)

The Existing Shareholders are limited partnerships legally registered and validly existing in accordance with the PRC Laws; they have complete and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a party to a litigation.

(b)

The Company is a limited liability company legally registered and validly existing in accordance with the PRC laws and has independent legal capacity; has complete and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can independently act as a party to a litigation.

(c)

They have the full power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby. This Agreement, when duly executed and delivered, shall constitute a legal, valid and binding obligation enforceable against it in accordance with the terms of this Agreement.

(d)

They are the recorded legal shareholder of the Company as of the effective date of this Agreement, and except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement entered into among the Existing Shareholders, the Company and the WFOE, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Person may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of the Company.

(e)

Without the consent of the WFOE, the Existing Shareholders shall not take any measures to advice, claim or request amendment, modification, termination or change the articles of association of the Company in any other forms.

5.2The Existing Shareholders hereby irrevocably represent and warrant that, once they know or should be aware that the shares held by them may be transferred to any third party other than the WFOE and/or through other entities and/or individuals designated by the WFOE due to applicable laws, judgments or awards of courts or arbitration institution, or for any other reason, they should immediately and without hesitation notify the WFOE.

5.3.	Each of the WFOE and the Company hereby represents and warrants that:
(a)

It is a limited liability company duly organized and validly existing under the PRC Law with an independent legal personality. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

(b)

It has the full corporate power and authority to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby and to be executed by it. It also has the full power and authority to consummate the transaction contemplated hereby.

5.4The Company further represents and warrants that:

(a)

The Existing Shareholders are the recorded legal shareholders of the Company as of the effective date of this Agreement, and except for the rights under this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement entered into among the Existing Shareholders, the Company and the WFOE, the Entrusted Rights are free of any third-party right. Pursuant to this Agreement, the Entrusted Person may fully and sufficiently exercise the Entrusted Rights in accordance with the then effective articles of association of the Company.

5.5The Company hereby irrevocably represents and warrants that, once it knows or should be aware that the shares held by the Existing Shareholders may be transferred to any third party other than the WFOE and/or through other entities and/or individuals designated by the WFOE due to applicable laws, judgments or awards of courts or arbitration institution, or for any other reason, it should immediately and without hesitation notify the WFOE.

Article 6 Term

6.1Subject to the provisions of Articles 6.2 and 6.3 hereof, this Agreement shall become effective as of the date of the due execution by the Parties and the term of this Agreement shall be twenty (20) years; unless prematurely terminated by the Parties in writing or pursuant to Article 9.1 hereof. After the expiration of this Agreement, unless the WFOE informs other Parties 30 days in advance that this Agreement will not be renewed, this Agreement will be automatically renewed for one year after the expiration of the term, and so on.

6.2If the Company or the WFOE, upon expiry of its duration, fails to handle the examination, approval and registration procedures concerning the extension of its duration, this Agreement shall be terminated.

6.3In case that the Existing Shareholders transfer all of the equity interest held by it in the Company with the WFOE’s prior consent, such Existing Shareholder shall cease to be a party to this Agreement since it has completed relevant assistant obligation, executed all the relevant and necessary documents, completed relevant internal procedure of the Company and governmental approval, registration, filing procedures (provided subject to Article 4, Article 5.1, Article 6, Article 7, Article 8, Article 9 and Article 10).

Article 7 Notices

7.1           All the notices, request, requirement and other communications pursuant to this Agreement shall be delivered to the relevant Party in written form.

7.2           Abovesaid notices or other notices if given by facsimile transmission or e-mail, shall be deemed effectively given upon successful transmission; if given by person, shall be deemed effectively given upon delivery by person; if given by post, shall be deemed effectively given on the date after two (2) days from posting.

Article 8 Confidentiality

8.1Regardless of whether this Agreement is terminated or not, each Party shall keep strictly confidential all the business secrets, proprietary information, customer information and other information of a confidential nature about the other Parties known by it during the execution and performance of this Agreement (collectively, the “Confidential Information”). The receiving Party shall not disclose any Confidential Information to any third party except with the prior written consent of the disclosing Party or in accordance with relevant laws or regulations or under requirements of the place where its affiliate is listed on a stock exchange. The receiving Party shall not use or indirectly use any Confidential Information other than for performing this Agreement.

8.2The following information shall not be deemed part of the Confidential Information:

(a)	any information already known by the receiving Party by legal means prior to disclosure, which is substantiated in writing;
(b)	any information being part of public knowledge through no fault of the receiving Party; or
(c)	any information rightfully received by the receiving Party from other sources after disclosure.

8.3The receiving Party may disclose the Confidential Information to its relevant employees, agents or engaged professionals, but the receiving Party shall guarantee that they are in compliance with the relevant terms and conditions of this Agreement and assume any responsibility arising from any breach thereof by them.

8.4Notwithstanding any other provision herein, the validity of this Article shall survive the termination of this Agreement.

Article 9 Defaulting Liability

9.1The Parties agree and acknowledge that, if any of the Parties (the “Defaulting Party”) materially breaches any provision herein or materially fails to perform or delays performance of any of the obligations hereunder, such breach, failure or delay shall constitute a default under this Agreement (a “Default”). In such event, any of the other Parties without default (the “Non-defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the Non-defaulting Party notifying the Defaulting Party in writing and requiring the Default to be rectified, then:

(a)	if the Existing Shareholder or the Company is the Defaulting Party, the WFOE shall be entitled to terminate this Agreement and require the Defaulting Party to indemnify all damages;
(b)

if the WFOE is the Defaulting Party, the Non-defaulting Party shall be entitled to require the Defaulting Party to indemnify all damages, but the Non-defaulting Party shall not be entitled to any rights to terminate or cancel this Agreement in any situation unless otherwise provided by the mandatory provisions of the laws.

b)

9.2Notwithstanding any other provision herein, the validity of this Article shall survive the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1This Agreement is written in Chinese and executed in three (3) originals, with one (1) original to be retained by each Party hereto.

10.2The formation, validity and interpretation of, resolution of disputes in connection with, this Agreement, shall be governed by PRC Law.

10.3Dispute Resolution

(a)Any dispute arising hereunder and in connection herewith shall be resolved through consultations among the Parties, and if the Parties fail to reach a mutual agreement, any Party may submit such dispute to Guangzhou Arbitration Commission for arbitration in accordance with its arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be Guangzhou. The arbitral award shall be final and binding on the Parties. The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(b)During dispute resolution, the Parties shall continue to perform the terms of this Agreement other than those relating to disputes.

10.4Any right, power or remedy conferred on any Party by any provision of this Agreement shall not be exclusive of any other right, power or remedy available to it at law and under the other provisions of this Agreement, and the exercise by such Party of any of its rights, powers and remedies shall not preclude the exercise of any other rights, powers and remedies it may have.

10.5No failure or delay by a Party in exercising any of its rights, powers and remedies available to it hereunder or at law (hereinafter, the “Party’s Rights”) shall operate as a waiver thereof, nor shall the waiver of any single or partial exercise of the Party’s Rights shall preclude such Party from exercising such rights in any other way and exercising the remaining part of the Party’s Rights.

10.6The headings contained herein shall be for reference only, and in no circumstances shall such headings be used in or affect the interpretation of the provisions hereof.

10.7Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

10.8This Agreement, once executed, replaces any other legal documents previously signed by the parties on the same subject. Any amendment or supplement hereto shall be made in writing and shall become effective only upon due execution by the Parties hereto, except for the WFOE’s transfer of its rights under Section 10.9 of this Agreement.

10.9Without the WFOE’s prior written consent, any other Party shall not transfer any of its rights and/or obligations hereunder to any third party. The Existing Shareholders and the Company hereby agree that the WFOE is entitled to transfer any of its rights and/or obligations hereunder to any third party upon written notice thereof to the other Parties, and there is no need to obtain consent from the other Parties for such transfer.

10.10 This Agreement shall be binding upon the respective successors and assigns. The Existing Shareholders assure to WFOE that they have made all proper arrangements and signed all necessary documents to ensure that when they bankrupts, liquidates or incurs other situations that may affect the exercise of their shareholders’ rights, their legal transferees, successors, heirs, liquidators, bankruptcy administrators, creditors, and other persons who may obtain the Company's shares or related rights shall not affect or hinder the performance of this Agreement. For this purpose, the Existing Shareholders and the Company should promptly sign all other documents required by the WFOE and take all other actions required by the WFOE (including but not limited to notarization of this Agreement).

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This page is the signature page of the Shareholder Voting Rights Proxy Agreement of Guangzhou Qianxun Internet Technology Co., Ltd.

Existing Shareholder:

Guangzhou Fangu Internet Technology L.P. (seal)
/seal/ Guangzhou Fangu Internet Technology L.P.
Executive Partner:
Guangzhou Shangying Internet Technology Co., Ltd. (seal)
/seal/ Guangzhou Shangying Internet Technology Co., Ltd.

This page is the signature page of the Shareholder Voting Rights Proxy Agreement of Guangzhou Qianxun Internet Technology Co., Ltd.

Existing Shareholder:

Guangzhou Wanyin Internet Technology L.P. (seal)
/seal/ Guangzhou Wanyin Internet Technology L.P.
Executive Partner:
Guangzhou Shangying Internet Technology Co., Ltd. (seal)
/seal/ Guangzhou Shangying Internet Technology Co., Ltd.

This page is the signature page of the Shareholder Voting Rights Proxy Agreement of Guangzhou Qianxun Internet Technology Co., Ltd.

Company:

Guangzhou Qianxun Internet Technology Co., Ltd. (seal)
/seal/ Guangzhou Qianxun Internet Technology Co., Ltd.
/s/ Wenxian Zhong
Name: Wenxian Zhong
Title: Legal Representative

This page is the signature page of the Shareholder Voting Rights Proxy Agreement of Guangzhou Qianxun Internet Technology Co., Ltd.

WFOE:
Guangzhou Baiguoyuan Information Technology Co., Ltd. (seal)
/seal/ Guangzhou Baiguoyuan Information Technology Co., Ltd.
/s/ Wenxian Zhong
Name: Wenxian Zhong
Title: Legal Representative